As filed with the Securities and Exchange Commission on July 1, 2008

Registration Nos. 333-91429

333-38002

333-107045

333-116761

333-82784

333-103010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

NOS. 333-91429, 333-38002, 333-107045, 333-116761, 333-82784, and 333-103010

UNDER THE SECURITIES ACT OF 1933

QUEST SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

California	33-0231678
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5 Polaris Way

Aliso Viejo, CA 92656

(Address of principal executive offices) (Zip Code)

1999 STOCK INCENTIVE PLAN

2001 STOCK INCENTIVE PLAN

(Full title of the Plan)

J. Michael Vaughn

Vice President, General Counsel

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

(Name and address of agent for service)

(949) 754-8000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

REMOVAL OF SHARES FROM REGISTRATION

This post-effective amendment removes from registration the offer and sale of an aggregate of 22,516,639 shares of the Registrant’s common stock, no par value. The Registrant previously registered an aggregate of 28,500,000 shares issuable pursuant to its 1999 Stock Incentive Plan (the “1999 Plan”) on the following dates: November 22, 1999 (file no. 333-91429), May 26, 2000 (file no. 333-38002), July 15, 2003 (file no. 333-107045) and June 23, 2004 (file no. 333-116761). The Registrant also previously registered an aggregate of 10,000,000 shares issuable pursuant its 2001 Stock Incentive Plan (the “2001 Plan” and together with the 1999 Plan, the “Prior Plans”) on the following dates: February 14, 2002 (file no. 333-82784) and February 6, 2003 (file no. 333-103010).

Contemporaneously with the filing of this post-effective amendment, the Registrant is filing a Registration Statement on Form S-8 relating to 33,267,387 shares of the Registrant’s common stock, no par value, issuable pursuant to the Registrant’s 2008 Stock Incentive Plan (the “2008 Plan”). The 2008 Plan is the successor to and continuation of the Prior Plans. The shares of common stock issuable pursuant to the 2008 Plan are comprised of: (i) the number of shares remaining available for issuance under the Prior Plans; plus (ii) an additional 10,750,748 shares. Shares subject to awards granted under the Prior Plans that are canceled will become available for future issuance under the 2008 Plan. Pursuant to Interpretation No. 89 of Section G of the Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (July 1997) and General Instruction E to Form S-8, the Registrant intends to credit the filing fee associated with the shares removed from registration pursuant to this post-effective amendment toward the registration statement on Form S-8 for the 2008 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California on this 1st day of July, 2008.

QUEST SOFTWARE, INC.

By:	/s/ Scott J. Davidson
Scott J. Davidson,
Senior Vice President and Chief Financial Officer